AMERICAN CENTURY MUTUAL FUNDS, INC.

ARTICLES OF AMENDMENT

American Century Mutual Funds, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company
Act of 1940, as amended (the “Corporation”), hereby certifies to the State
Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended to add a new
Article Tenth as follows:

TENTH: No director of this corporation shall be personally liable for monetary damages to the corporation or any stockholder, except to the extent that such exclusion from liability shall be limited pursuant to
Section 5-418 of the Courts and Judicial Proceedings Article of the
Annotated Code of Maryland or Section 17 of the Investment Company Act
of 1940 (or any successor provisions thereof).

SECOND: The amendment to the Charter as set forth above in Article First has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by Section
2-607 of the Maryland General Corporation Law.

THIRD: The undersigned Senior Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the
Corporation and, as to all matters or facts required to be verified under oath, the undersigned Senior Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Senior Vice President and attested by its Assistant Secretary this 28th day of June, 2010.

ATTEST:

    AMERICAN CENTURY MUTUAL FUNDS, INC.

/s/Otis H. Cowan  /s/Charles A. Etherington
Name:
Otis H. Cowan

   Name:
Charles A. Etherington

Title Assistant Secretary

Title:
Senior Vice President